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                     January 21, 2021

       Shane R. Tackett
       Executive Vice President/Finance and Chief Financial Officer ALASKA AIR GROUP, INC.
       19300 International Boulevard
       Seattle, WA 98188

                                                        Re: ALASKA AIR GROUP,
INC.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 12,
2020
                                                            File No. 001-08957

       Dear Mr. Tackett:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation